Exhibit 99.1

Nivalis Therapeutics Announces Results from Phase 2 Clinical Trial of Cavosonstat for Treatment of Cystic Fibrosis

Company to Host Conference Call Today, November 28, at 5:00 p.m. EST

BOULDER, Colo., November 28, 2016 — Nivalis Therapeutics, Inc. (NASDAQ: NVLS), a clinical stage pharmaceutical company focused on treating people with cystic fibrosis (“CF”), today announced topline results from the Company’s Phase 2 trial evaluating the efficacy and safety of two doses of cavosonstat, 200 mg and 400 mg, in adult patients with CF who had two copies of the F508del-CFTR mutation and were being treated with Orkambi™. There were no dose limiting toxicities and cavosonstat was well tolerated at all doses in the trial. The trial failed, however, to demonstrate benefit in absolute change in percent predicted FEV1, the trial’s primary endpoint, or in sweat chloride reduction at 12 weeks.

“While we are disappointed in the outcome of this trial, we plan to continue to investigate the therapeutic potential of cavosonstat and our S-nitrosoglutathione reductase (GSNOR) inhibitor portfolio to  determine  next steps,” said Jon Congleton, president and chief executive officer of Nivalis.

Summary of Key Data

The data announced today are from a Phase 2, double-blind, randomized, placebo-controlled, parallel-group trial that evaluated the efficacy and safety of two doses of cavosonstat administered twice daily (BID) in adult patients with CF who were homozygous for the F508del-CFTR mutation and being treated with Orkambi. The trial included a total of 138 adults who received treatment with cavosonstat (200 mg) with Orkambi (n=44), cavosonstat (400 mg) with Orkambi (n=48) and placebo with Orkambi (n=46) for 16 weeks. The trial included a 4-week withdrawal and follow-up period once patients had completed 12-weeks of dosing.

The primary endpoint of the trial was change in absolute percent predicted FEV1 from baseline to week 12. This and key secondary endpoints are shown in the table below.

Primary and Key Secondary Endpoints at Week 12

	Placebo	200 mg BID	400 mg BID	Pooled Active
	(N=46)	(N=44)	(N=48)	(N=92)

Absolute Change in FEV1 (% predicted)	0.97	0.39	0.35	0.37
(Within group p-value)	(0.36)	(0.72)	(0.73)	(0.62)

Relative Change in FEV1 (% predicted)	1.87	0.66	1.11	0.91
(Within group p-value)	(0.31)	(0.72)	(0.53)	(0.48)

Absolute Change in Sweat Chloride (mmol/L)	-2.3	-1.2	-0.6	-0.8
(Within group p-value)	(0.16)	(0.46)	(0.69)	(0.44)

Absolute Change in CFQ-R respiratory domain	-3.03	-3.15	3.16	0.16
(Within group p-value)	(0.24)	(0.23)	(0.21)	(0.93)

Absolute change in BMI (kg/m2)	-0.09	0.17	0.17	0.17
(Within group p-value)	(0.39)	(0.09)	(0.08)	(0.02)

“We would like to express our sincere gratitude to everyone who participated in this trial, including the patients, their families, the trial investigators and our employees,” said Dave Rodman, chief medical officer and executive vice president of discovery at Nivalis. “Although we did not meet the primary endpoint, these data help inform the overall body of CF research, and we remain dedicated to completing our current clinical CF research program.”

Conference Call Details

Nivalis will host a conference call today at 5:00 pm Eastern Time to discuss the results and provide an update on the cavosonstat development program. The call can be accessed by dialing 877-407-2987 for callers in the United States and Canada and 201-378-4918 for international callers. The conference call will also be webcast live and can be accessed on the “Investors” section of the Nivalis website, www.nivalis.com. The webcast will be available on Nivalis’ website for 90 days.

About Nivalis Therapeutics, Inc.

Nivalis Therapeutics, Inc. (http://www.nivalis.com) is a clinical-stage pharmaceutical company committed to the discovery, development and commercialization of therapeutics for people with CF. In addition to developing innovative solutions intended to extend and improve the lives of people with CF, Nivalis plans to utilize its proprietary S-nitrosoglutathione reductase (GSNOR) inhibitor portfolio to develop therapeutics for other diseases.

About Cavosonstat

Cavosonstat works through a novel mechanism of action called GSNOR inhibition. Nivalis discovered and owns exclusive rights to cavosonstat in the United States (U.S.) and all other major markets, including U.S. composition of matter patent protection until at least 2031. Cavosonstat was granted Orphan Drug and Fast Track designations in CF by the FDA earlier this year. Nivalis has completed clinical studies with cavosonstat, including a Phase 1a dose-escalation safety study in healthy volunteers, a Phase 1b safety study and a phase 2 trial, added to Orkambi™ in people with CF who have two copies of the F508del-CFTR mutation.

About Cystic Fibrosis

CF is a life-shortening genetic disease that affects an estimated 70,000 people worldwide, predominantly in the United States and Europe, according to the Cystic Fibrosis Foundation (www.cff.org). CF is characterized by a defect in the chloride channel known as the “cystic fibrosis transmembrane conductance regulator,” or CFTR, and is caused by mutations in the CFTR gene.

Forward Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding plans to complete Nivalis’ CF research program, plans to investigate the therapeutic potential of cavosonstat and our other GSNOR inhibitors, and expectations that early stage clinical trials are indicative of later stage clinical trial results or will result in an approved drug. These forward-looking statements are based on management’s current expectations of future events and involve substantial risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in or implied by the forward-looking statements. These risks and uncertainties include, among others, the ability of Nivalis to fund continued development of cavosonstat, uncertainty in the potential for cavosonstat or any other GSNOR inhibitors to address other therapeutic areas, the uncertainties inherent in the clinical drug development process, including that preclinical responses may not be predictive of clinical results, delays in the timing of regulatory filings and approvals, and other matters that could affect the completion of the clinical development and commercial potential of the company’s product candidates. For a further description of the risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to Nivalis’ business in general, see the risk factors contained in the company’s annual report on Form 10-K filed with the Securities and Exchange Commission on March 8, 2016 and in other reports filed by Nivalis with the Securities and Exchange Commission. All information in this press release is as of the date of this release, and Nivalis undertakes no duty to update or revise this information unless required by law.

Contacts:

Investor Relations

John Graziano

1-646-378-2942

jgraziano@troutgroup.com

Media Relations

Melyssa Weible

1-201-723-5805

mweible@elixirhealthpr.com